Exhibit 10.3

December 14, 2022

Todd Usen

82 Fox Run Rd.

Bolton, MA 01740

Dear Todd,

We are pleased to offer you a position with Minerva Surgical (the “Company”) as its President and Chief Executive Officer. You will report to the Company’s Board of Directors (the “Board”). If you decide to join us, you will receive an annual base salary of $480,000, less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Additionally, you will be eligible to earn an annual discretionary bonus up to 70% of your base salary. The amount of this bonus will be determined in the sole discretion of the Board or its designee and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this bonus, if any, no later than March 15th of the calendar year following the calendar year to which the bonus performance metrics relate. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date; provided that if your employment is terminated by the Company after December 31 of the calendar year to which the bonus performance metrics relate but prior to the applicable payment date, you will remain eligible to receive the bonus (if any) payable with respect to such calendar year.

As a full-time exempt employee, you will also be eligible to participate in certain employee benefit programs generally made available to similarly situated Company employees, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. Information on currently available benefit programs will be provided to you shortly after your start date. You should note that the Company may modify position titles, responsibilities, compensation and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at a meeting of the Company’s Board following your start date that the Company grant you two options to purchase shares of the Company’s common stock (each an “Option” and collectively the “Options”), with each Option covering a number of shares of the Company’s common stock equal to 2% (4% in the aggregate for both Options) of the Company’s anticipated outstanding shares following the Company’s equity financing currently in process, as determined by the Board in its sole discretion. Each Option will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of

4255 Burton Drive, Santa Clara CA 95054

Office: 650.284.3500    Fax: 408.689.9619    www.minervasurgical.com

the grants. Each Option will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and an option agreement thereunder between you and the Company in the Company’s standard form, subject to the vesting criteria described below. No right to any stock or payment is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The first Option (the “Time-Based Option”) will be subject to a time-based vesting schedule, with 25% of the shares subject to the Time-Based Option vesting on the first anniversary of your Start Date (as defined below), and 75% of the shares vesting in equal monthly amounts thereafter over the next 36 months, subject to your continued employment through each vesting date.

The second Option (the “Performance-Based Option) will be subject to a performance-based vesting schedule. A portion of the shares subject to the Performance-Based Option will vest on the date (each, a “Board Certification Date”) that the Board determines that the applicable performance criteria with respect to such shares has been achieved, as set forth below, subject to your continued employment through such Board Certification Date, provided that such criteria is achieved within 5 years following the date of grant of the Performance-Based Option:

1.	Trailing twelve-month (TTM) Total Revenue of $75 M: 25% of Performance-Based Option shares

2.	TTM Total Revenue of $110 M: 25% of Performance-Based Option shares

3.	TTM Total Revenue of $150 M: 25% of Performance-Based Option shares

4.	Three consecutive quarters of operating profitability, defined as Gross Margin minus Total Operating Expenses: 25% of Performance-Based Option shares

For purposes of the Performance-Based Option vesting schedule, the Board will determine whether any performance criteria under the Performance-Based Option has been achieved at least once every 12 months. Any shares subject to the Performance-Based Option that have failed to vest as of the date of the first Board meeting to occur following the 5 year anniversary of the date of grant of the Performance-Based Option will terminate for no consideration.

As we have discussed, the Board expects you to work out of the Company’s headquarters, currently in Santa Clara, CA. We understand that you will not be able to relocate with your wife to the San Francisco Bay Area until the end of this academic year in June 2023. You will receive a one-time relocation bonus of one hundred thousand dollars ($100,000.00), subject to all applicable tax withholdings, payable at the time of the first regular paycheck. This bonus is intended to aid in covering expenses associated with your relocation as you see fit. By signing, you agree to repay the full amount of the relocation bonus within 30 days following the date of your termination if, within the one year period following your Start Date, you voluntarily terminate your employment.

4255 Burton Drive, Santa Clara CA 95054

Office: 650.284.3500    Fax: 408.689.9619    www.minervasurgical.com

Additionally, pursuant to the Company’s expense reimbursement policy, the Company will reimburse you for up to $4,000 per month in temporary lodging expenses incurred by you in the San Francisco Bay Area for up to a six month period following your Start Date, subject to applicable withholdings. Such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A of the Internal Revenue Code is specified in the Company’s expense reimbursement policy.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

In connection with executing this letter, you are also entering into the Change in Control and Severance Agreement between you and the Company (the “Severance Agreement”), which is incorporated herein by reference.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Furthermore, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards of conduct and ethics policy. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s policy which is included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information and Invention Assignment as well as a Mutual Arbitration Agreement. Please note that we must receive these signed agreements before your first day of employment.

4255 Burton Drive, Santa Clara CA 95054

Office: 650.284.3500    Fax: 408.689.9619    www.minervasurgical.com

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be January 2, 2023 (the “Start Date”). This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Company’s Board and you. This offer of employment will terminate if it is not accepted, signed and returned by end of day December 21, 2022.

We look forward to your favorable reply and to working with you at Minerva Surgical, Inc.

Sincerely,

/s/ Ross Jaffe, MD
Ross Jaffe, MD
Chairman, Minerva Surgical Board of Directors

Enclosures:

•	Change in Control and Severance Agreement

•	At-Will Employment, Confidential Information and Invention Assignment

•	Mutual Arbitration Agreement

Agreed to and accepted:

Signature:	/s/ Todd Usen
Printed Name:	Todd Usen

Date: December 16, 2022

4255 Burton Drive, Santa Clara CA 95054

Office: 650.284.3500    Fax: 408.689.9619    www.minervasurgical.com

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